Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference, in this registration statement of Weitzer Homebuilders Incorporated on Form S-3 of our report dated November 22, 1995, on our audits of the consolidated financial statements of Weitzer Homebuilders Incorporated as of September 30, 1995 and 1994, and for the years ended September 30, 1995, 1994, and 1993, which report is included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934 and incorporated by reference in this registration statement. We also consent to the reference to our firm under the caption "Experts".

COOPERS & LYBRAND L.L.P.

Miami, Florida
June 18, 1996